EXHIBIT 10.28

MEMORANDUM AGREEMENT

This Memorandum Agreement is entered into as of the 31st day of October 2006 by and between Willow Financial Bancorp, Inc. and Willow Financial Bank (“Willow. Financial”) and William M. Wright (“Wright”).

Prior hereto, there were seventeen members of the Board of Directors of Willow Financial, of which ten were originally from Willow Grove Bancorp, Inc. (“WGBC”) and seven from Chester Valley Bancorp Inc. (“CVAL”). As part of a program to reduce the number of members of the Board of Directors, Lewis W. Hull (“Hull”), a member of the WGBC Board since 1973, and Wright, a member of the CVAL Board since 1980, have elected to retire. Hull’s term expires as of the 2006 annual meeting, scheduled for October 31, 2006. Wright was elected to a three-year term at the 2005 annual meeting, and his term expires at the annual meeting in 2008. Hull and Wright will each be accorded emeritus status, but Wright will have such additional responsibilities as may be assigned to him by the Chief Executive Officer of Willow Financial (the “CEO”). The terms and conditions of this Agreement have been approved by the Corporate Governance and Nominating Committee, and by the Compensation Committee, as well as the Board of Directors, of Willow Financial.

Wright is not now, and has never been, an employee of Willow Financial.

It is the intention of this Agreement that Willow Financial receive the benefit of Wright’s experience and expertise, and Wright continue to receive the compensation and benefits given to Directors of Willow Financial, through the 2009 annual meeting, but in no event beyond October 31, 2009.

NOW THEREFORE, intending to be legally bound, and for good and valuable consideration, the parties agree as follows:

1.         Wright resigns as a member of the Board of Directors of Willow Financial, which resignation is effective as of the conclusion of the 2006 annual meeting, or at such time as may be mutually determined by Wright and Willow Financial.

2.         In addition to his status as a Director Emeritus, Wright shall provide such services as a consultant to Willow Financial, on an as-needed basis, as the CEO may from time to time request at such times as are mutually convenient to the CEO and Wright.

a. Wright will be and will remain at all times during the performance of his duties as a consultant and an independent contractor. Wright shall act in an independent capacity and shall not act or be deemed to act as an officer, employee or agent of Willow Financial.

3.         The duties which Wright shall perform, as may be requested by the CEO, shall include the following:

a.           Appearance at public events and at selected Advisory Board meetings as a representative of Willow Financial, and its affiliates.

b.           Marketing, customer relations and public relations, especially in central and western Chester County.

c.           Consulting on Community Reinvestment Act opportunities, economic conditions, both with respect to real estate lending and with respect to commercial and industrial lending, in the Willow Financial service area.

d.                    Advice and consultation on such other matters as the CEO may request.

e.       Wright shall not be required to spend, on the average, more than ten (10) hours per month in discharging his duties under this Agreement.

 4.      The term of this agreement shall be three years. This agreement shall expire automatically as of the close of the 2009 annual meeting, but in no event beyond October 31, 2009.

5.        As consideration hereunder, Willow Financial shall provide the following compensation to Wright.

a.       Wright shall receive the same compensation Wright would have received if Wright had remained a Director of Willow Financial (up to a maximum of thirteen (13) Board meetings a year) which compensation shall be distributed to Wright at such time such compensation is distributable to then active members of the Board of Directors.

b.       In the event that members of the Willow Financial Board become entitled to receive restricted stock grants, stock options, or similar benefits to which Wright would have been entitled if Wright continued as a director but cannot be awarded because of his status under this Agreement, then Willow Financial shall make a cash payment to Wright of similar value, in such amount as may be determined by the Chief Financial Officer of Willow Financial, and approved by the CEO.

c.       In the event of Wright’s death, Willow Financial shall have no obligation to make any further payments to or confer any further benefits upon Wright’s estate, except for those earned or accrued through the date of Wright’s death.

6.        If any term or condition of this Agreement or application thereof to any person or circumstance is held invalid, such invalidity shall not affect other terms, conditions, or applications of this Agreement.

7.        No term or condition of this Agreement will be modifiable or deleted except by a written instrument signed by the parties hereto. Waiver of any breach of any term or condition of this Agreement will not be deemed a waiver of any prior or subsequent breach.

8.        This Agreement is binding upon Willow Financial, its successors and assigns. Wright has no right or privilege to assign or transfer any benefits or any duties or obligations hereunder, and any attempted assignment or transfer shall be deemed a termination of this Agreement.

WILLOW FINANCIAL BANCORP, INC.
WILLOW FINANCIAL BANK
/s/ William M. Wright	By: /s/ Donna M. Coughey
William M. Wright	Donna M. Coughey, CEO

Executed December 27, 2006